Exhibit 21

SIGNIFICANT SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Country of Incorporation
FMC Corporation (the Registrant)	Delaware
Electro Quimica Mexicana, S.A. de C.V.	Mexico
FMC A/S	Denmark
FMC Agricultural Products International, AG	Switzerland
FMC Argentina, S.A.	Argentina
FMC Asia Pacific Inc.	Delaware
FMC BioPolymer AS	Norway
FMC BioPolymer G.m.b.H.	Germany
FMC BioPolymer S.A.	France
FMC Chemical Holding B.V.	Netherlands
FMC Chemical International, AG	Ireland
FMC Chemical International, AG	Switzerland
FMC Chemicals (Malaysia) Sdn. Bdh.	Malaysia
FMC Chemicals (Thailand) Limited	Thailand
FMC Chemicals Italy srl.	Italy
FMC Chemicals KK	Japan
FMC Chemicals Limited	United Kingdom
FMC Chemicals S.p.r.l.	Belgium
FMC de Mexico, S.A. de C.V.	Mexico
FMC Finance B.V.	Netherlands
FMC Foret, S.A.	Spain
FMC France S.A.	France
FMC Funding Corporation	Delaware
FMC Germany G.m.b.H.	Germany
FMC Industrial Chemicals (Netherlands) B.V.	Netherlands
FMC Korea Ltd.	Korea
FMC of Canada Limited	Canada
FMC Overseas, Ltd.	Delaware
FMC Quimica do Brasil Limitada	Brazil
FMC Singapore PTE, Ltd.	Singapore
FMC Wyoming Corporation	Wyoming
Forel, S.L.	Spain
Forsean, S.A.	Spain
Intermountain Research and Development Corporation	Wyoming
Minera Del Altiplano	Argentina

NOTE: All subsidiaries listed are greater than 50 percent owned, directly or indirectly, by FMC Corporation as of December 31, 2002. The names of various active and inactive subsidiaries have been omitted. Such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.